Exhibit 99.4
INDEPENDENT ACCOUNTANTS’ REPORT
The Member of
CenterPoint Energy Houston Electric, LLC
We have examined management’s assertion that CenterPoint Energy Houston Electric, LLC (the “Company”) has complied, in all material respects, as of and for the year ended December 31, 2008, with the established minimum servicing standards applicable to CenterPoint Energy Transition Bond Company II, LLC for the Transition Property Servicing Agreement dated December 16, 2005 described in the accompanying Management’s Assertion of Compliance with Servicing Standards dated March 31, 2009, including Appendix I thereto.  Management is responsible for the Company’s compliance with those minimum servicing standards.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with its minimum servicing standards.
In our opinion, management’s assertion that the Company complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended December 31, 2008, is fairly stated, in all material respects, based on the criteria set forth in the aforementioned Appendix I.
DELOITTE & TOUCHE LLP
Houston, Texas
March 31, 2009

MANAGEMENT’S ASSERTION OF COMPLIANCE WITH SERVICING STANDARDS
As of and for the year ended December 31, 2008, CenterPoint Energy Houston Electric, LLC (the “Company”) has complied, in all material respects, with the Company’s established minimum servicing standards for the Transition Property Servicing Agreement dated as of December 16, 2005 by and between CenterPoint Energy Transition Bond Company II, LLC, as Issuer, and the Company, as Servicer, as set forth in Appendix I attached hereto.
Dated: March 31, 2009

/s/ Marc Kilbride
Marc Kilbride
Vice President and Treasurer
CenterPoint Energy Houston Electric, LLC

APPENDIX I
CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC’S MINIMUM SERVICING STANDARDS
I. GENERAL SERVICING AND ADMINISTRATION
1. Policies and procedures are instituted to monitor whether or not a Servicer Default has occurred under the Transition Property Servicing Agreement dated as of December 16, 2005, by and between CenterPoint Energy Transition Bond Company II, LLC, as Issuer (the “Issuer”), and CenterPoint Energy Houston Electric, LLC, as Servicer (the “Servicing Agreement”).
II. MAINTENANCE OF COLLATERAL OR SECURITY
1. Collateral or security on the Senior Secured Transition Bonds, Series A of the Issuer (the “Transition Bonds”) is maintained as required by the Servicing Agreement. (Servicing Agreement § 3.04(f))
2. Deposit amounts are analyzed, in accordance with the Public Utility Commission of Texas (“PUCT”) rules no more frequently than quarterly, upon the request of either the retail electric provider (“REP”) or the Servicer, to ensure that any deposits for REPs required under the Financing Order of the PUCT under Docket No. 30485 (the “Financing Order”) accurately reflect two months’ maximum collections. (Annex 1 to the Servicing Agreement § 8(a)(ii))
3. Deposits held in trust for an REP are returned to the REP within ten (10) calendar days of a reduction in activity qualifying for a deposit reduction as set forth in the Servicing Agreement. (Annex 1 to the Servicing Agreement § 8(a)(ii)) The Servicer’s procedure is to notify the REP when it holds funds in excess of current required deposit amounts and act in accordance with the REP’s instructions as to return of the funds.
III. TRUE-UP OF TRANSACTION CHARGES
1. A true-up of transition charges is prepared and filed annually (as provided in the definition of Calculation Date) with the PUCT. (Annex 1 to the Servicing Agreement § 7)
IV. BILLING, COLLECTION AND REMITTANCE OF TRANSITION CHARGES
1. The Servicer calculates and bills the transition charges to the REPs. (Servicing Agreement § 3.01(a)(i))
2. Payments of transition charges made by the REPs are remitted to the Trustee (as defined in the Servicing Agreement) on or before the second business day after receipt. (Servicing Agreement § 5.11)

3. Accrued Interest (as defined in the Servicing Agreement) is paid by the Servicer from the date or dates transition charges were received to the date such transition charges were remitted to the Trustee. (Servicing Agreement § 3.03(a))
4. Pursuant to the Servicing Agreement, the Servicer charges a five percent (5%) penalty on all transition charges billed to an REP but not paid by the close of business on the 35th day following each billing by the Servicer to the REP. (Servicing Agreement § 3.02(c))
5. An REP is considered to be in default after 45 calendar days, after which time the Servicer will direct the application of the security deposit to the transition charges the REP has failed to remit and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid transition charges and associated penalties. (Annex 1 to the Servicing Agreement § 9(b))
6. For each REP, a reconciliation of the amount held back for uncollectible transition charges and the amount actually written off as uncollectible during the time period is performed annually and the resulting balance is either remitted to or collected from the REP. (Annex 1 to the Servicing Agreement § 4(b))
V. INVESTOR AND TRUSTEE REPORTING
1. Semiannual Servicer’s Certificates are prepared in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Servicing Agreement § 3.05 and Annex 1 to the Servicing Agreement § 6)
2. Semiannual Servicer’s Certificates provide the information specified by and calculated in accordance with the terms of the Servicing Agreement. (Annex 1 to the Servicing Agreement § 6)
3. Servicer’s Annual Statement as to Compliance is prepared in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Servicing Agreement § 3.06)
4. The Servicer causes a registered public accounting firm to prepare, and the Servicer delivers the Annual Accountant’s Report in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Servicing Agreement § 3.07)
5. Servicer’s Calculation Date Statement is prepared in the timeframe set forth in and delivered to the parties required under the Servicing Agreement. (Annex 1 to the Servicing Agreement § 3)
6. Servicer’s Calculation Date Statement provides the information specified in Annex 1 to the Servicing Agreement. (Annex 1 to the Servicing Agreement § 3)
VI. OPINIONS OF COUNSEL
1. The Servicer causes counsel to prepare, and the Servicer delivers an opinion of counsel to the parties required under the Servicing Agreement promptly after the execution and delivery of each amendment to the Servicing Agreement. (Servicing Agreement § 3.11(a))

2. The Servicer causes counsel to prepare, and the Servicer delivers an opinion of counsel to the parties required under the Servicing Agreement within ninety (90) days after the beginning of each calendar year per the Servicing Agreement. (Servicing Agreement § 3.11(b))
VII. MAINTENANCE OF RECORDS
1. The Servicer conducts, or causes to be conducted, periodic audits of the Transition Property Documentation (as defined in the Servicing Agreement) held by it under the Servicing Agreement and of the related accounts, records and computer systems and provides the audit report to the Issuer and the Trustee. (Servicing Agreement § 3.09(a))